EXHIBIT 99

Iron Mountain Incorporated Declares Three-for-Two Stock Split


BOSTON, Dec 6, 2001 -- Iron Mountain Incorporated (NYSE: IRM), the leader in records and information management services, announced today that the Company's Board of Directors, at a meeting held yesterday, authorized and approved a three-for-two stock split effected in the form of a dividend on the Company's Common Stock, par value $.01 per share (the "Common Stock"). Shares of Common Stock will be issued on December 31, 2001, to all stockholders of record as of the close of business on December 17, 2001. Any fractional shares resulting from the dividend will be paid in cash. The stock split will increase Iron Mountain's total shares outstanding from approximately 56 million to approximately 84 million.

Richard Reese, Chairman and CEO, stated, "In making its decision to split the stock, the Board of Directors considered the continuing appreciation in the Company's stock price coupled with its solid financial performance. This action reflects the Board's continued confidence in the long-term performance of the business. We also believe that the stock split will broaden the marketability and distribution of our stock."

As an international, full service provider of records and information management services, Iron Mountain currently provides services to over 125,000 customer accounts in 80 markets in the United States and 44 markets outside of the United States. The Company employs over 10,000 people and operates over 650 records management facilities in the United States, Canada, Europe and Latin America.

CONTACT:          John F. Kenny, Jr.
                  Executive Vice President and
                  Chief Financial Officer
                  (617) 535-4799